Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS: Watson Pharmaceuticals, Inc.

Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
SECOND QUARTER 2005 RESULTS

–    Company Reports Total Revenue of $416 Million; Earnings per Share of $0.35  –

–    Six Month Cash Flow from Operations Exceeds $177 Million  –

CORONA, CA – July 27, 2005 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its second quarter ended June 30, 2005.  Net revenues increased 4 percent to $416.3 million, as compared to $399.4 million for the second quarter ended June 30, 2004, due to an increase in brand and generic product sales, offset in part by lower other revenue.

Net income for the second quarter increased to $40.9 million, compared to $34.9 million for the same period of 2004.  Earnings per diluted share was $0.35, compared to $0.29 per diluted share for the prior year period.

Cash flow from operations for the second quarter and the first six months of 2005 was $72.4 million and $177.8 million respectively.

During the second quarter, the Company repurchased 3.8 million shares or $113.5 million of its common stock at an average price of $30.12 per share.  Since inception of the share repurchase program in February 2005, Watson has repurchased 6.0 million shares, or $182.6 million of its common stock.  Under the current authorization by the Board of Directors, an additional $117.4 million of Watson common stock may be repurchased by the Company.

As of June 30, 2005, cash and marketable securities were $649.8 million.

Net Revenues

	Three Months Ended June 30,
($ in thousands):	2005	2004	Change

Generic products	$312,453	$305,566	2%
% of product net sales	76%	78%
Brand products
Specialty Products	54,710	43,075	27%
Nephrology	46,036	41,435	11%
Total brand products	100,746	84,510	19%
% of product net sales	24%	22%
Total product net sales	413,199	390,076	6%
Other	3,067	9,292	-67%
Total net revenues	$416,266	$399,368	4%

	Six Months Ended June 30,
	2005	2004	Change

Generic products	$605,616	$611,588	-1%
% of product net sales	75%	78%
Brand products
Specialty Products	118,173	87,500	35%
Nephrology	87,099	85,386	2%
Total brand products	205,272	172,886	19%
% of product net sales	25%	22%
Total product net sales	810,888	784,474	3%
Other	6,206	24,552	-75%
Total net revenues	$817,094	$809,026	1%

Generic segment product sales for the second quarter were $312.5 million, compared to $305.6 million in the prior year period.  Sales from generic oral contraceptives were $78.0 million, compared to $68.1 million in the second quarter 2004.

Brand segment product sales for the second quarter were $100.7 million, compared to $84.5 million in the prior year period.  Included in the brand segment revenue was $11.3 million of sales from Oxytrol®, which increased from $8.6 million in the second quarter 2004.

Other revenue declined to $3.1 million in the second quarter, compared to $9.3 million in the prior year period, primarily because the Company received no royalties on sales of ciprofloxacin in the second quarter of 2005.

Gross profit increased by two percent or $4.6 million to $205.1 million in the second quarter 2005 from $200.5 million during same period of 2004.

Gross Margin

	Three Months Ended June 30,
	2005	2004	Change

Overall consolidated gross margin	49.3%	50.2%	-0.9%

Margin on product sales
Generic products	39.8%	41.3%	-1.5%
Brand products	77.1%	76.8%	0.3%

On a sequential quarter basis, overall gross margin increased from 48 percent in the first quarter of 2005 to 49 percent in the second quarter.

“Both our brand and generic businesses did very well this quarter.  In addition, our enhanced operational efficiencies are reflected in improved gross margins and strong cash flow.  These fundamentals allow us to continue to invest in research and development, which we feel confident will deliver new products and future growth,” said Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.

Research and development spending decreased 26 percent to $31.5 million in the second quarter of 2005, compared to $42.5 million in the same period of 2004.  During the second quarter 2004, the Company had a $10.0 million research and development milestone payment related to a transaction with Kissei Pharmaceutical Co., Ltd.  Watson’s generic pipeline currently has 40 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA).

Selling, general and administrative expenses for the second quarter of 2005 decreased 14 percent to $68.1 million, compared to $79.2 million in the second quarter of 2004, due primarily to the termination of the Company’s agreement with a contract sales organization.

Amortization expense related to the Company’s product rights increased $23 million to $41.1 million, representing an increase in amortization of the Company’s Ferrlecit® intangible asset.

2005 Outlook

Watson’s forecasts are based on the Company’s actual results for the first half of 2005, and management’s current belief about prescription and pricing trends, inventory levels and the anticipated timing of future product launches.

Watson estimates total net revenue for the full year of 2005 of approximately $1.65 billion.  The Company’s 2005 earnings per share forecast is $1.35 to $1.43 and includes shares repurchased to date pursuant to the share repurchase program announced in February 2005.  Cash flow from operations for the full year of 2005 is expected to be between $320 and $350 million.

Webcast and Conference Call Details

Watson will host a webcast and conference call today at 2:00 p.m. Pacific Daylight Time to discuss 2005 second quarter results, full year 2005 forecasts, and recent corporate developments.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.  The dial-in number to access the conference call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 7739093.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Sunday, August 7, 2005.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other Company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended March 31, 2005.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2005 and 2004:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net revenues	$416,266	$399,368	$817,094	$809,026
Cost of sales	211,213	198,854	418,163	395,335
Gross profit	205,053	200,514	398,931	413,691

Operating expenses:
Research and development	31,486	42,529	60,324	72,210
Selling, general and administrative	68,125	79,169	131,776	156,580
Amortization	41,101	17,983	81,739	35,915
Total operating expenses	140,712	139,681	273,839	264,705
Operating income	64,341	60,833	125,092	148,986

Other income (expense):
Equity in (losses) of joint ventures	(578)	(1,700)	(158)	(3,279)
Loss on impairment of investments and other assets	—	—	—	(891)
Gain on sales of securities	—	—	—	3,938
Loss on early extinguishment of debt	—	(3,746)	—	(17,752)
Interest income	4,546	1,015	8,652	2,222
Interest expense	(3,624)	(1,647)	(6,914)	(5,390)
Other income (expense)	185	(176)	(39)	(340)
Total other income (expense), net	529	(6,254)	1,541	(21,492)
Income before income taxes	64,870	54,579	126,633	127,494
Provision for income taxes	24,002	19,652	46,854	45,908
Net income	$40,868	$34,927	$79,779	$81,586

Per share amounts:
Diluted earnings per share	$0.35	$0.29	$0.68	$0.67
Diluted weighted average shares outstanding	121,253	124,682	122,671	124,973

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004:

Watson Pharmaceuticals, Inc.

Condensed, Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30, 2005	December 31, 2004
Assets
Cash and cash equivalents	$488,735	$298,653
Marketable securities	161,049	381,679
Accounts receivable, net	271,258	251,459
Inventories	289,308	321,299
Other current assets	110,723	117,096
Property and equipment, net	445,221	427,377
Investments and other assets	71,584	77,779
Product rights, net	831,434	912,746
Goodwill	455,595	455,595
Total assets	$3,124,907	$3,243,683

Liabilities & Stockholder Equity
Current liabilities	240,142	255,629
Long-term debt	587,794	587,653
Deferred income taxes and other liabilities	146,739	157,252
Stockholders’ equity	2,150,232	2,243,149
Total liabilities and stockholders’ equity	$3,124,907	$3,243,683

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2005 and 2004:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited; in thousands)

	Six Months Ended June 30,
	2005	2004
Cash Flows from Operating Activities:
Net income	$79,779	$81,586
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	101,378	50,990
Deferred income tax (provision) benefit	(12,130)	16,434
Other adjustments to reconcile net income to net cash provided	(605)	20,058
Changes in assets and liabilities:
Accounts receivable, net	(19,799)	555
Inventories	31,991	8,274
Accounts payable and accrued expense	(5,893)	(4,715)
Income taxes payable	(8,541)	(65,781)
Other changes to assets and liabilities	11,622	(10,855)
Total adjustments	98,023	14,960
Net cash provided by operating activities	177,802	96,546

Cash Flows from Investing Activities:
Additions to property and equipment	(38,103)	(43,094)
Proceeds from sales of marketable securities	221,225	26,706
Additions to long-term investments	(1,500)	(10,590)
Other	2,073	1,737
Net cash provided by (used in) investing activities	183,695	(25,241)

Cash Flows from Financing Activities:
Repurchase 1998 Senior Notes (including premium)	—	(152,977)
Repurchase of common stock	(182,585)	—
Proceeds from stock plans and other	11,175	22,663
Other	(5)	(5)
Net cash used in financing activities	(171,415)	(130,319)
Net increase (decrease) in cash and cash equivalents	190,082	(59,014)
Cash and cash equivalents at beginning of period	298,653	318,043
Cash and cash equivalents at end of period	$488,735	$259,029